Exhibit 10-I

                              INFINITE GROUP, INC.

                                  June 27, 2002

Mr. J. Terence Feeley
40 Charlotte Avenue
Saunderstown, Rhode Island 02864

Dear Terry:

      This letter will acknowledge that you have requested that the Board of Directors of Infinite Group, Inc. (the "Company") agree to the early termination of your employment agreement with the Company dated July 1, 1999 (the "Employment Agreement") in connection with your desire to retire and that you be retained by the Company as a consultant in connection with its business. The Board of Directors of the Company hereby agrees to acknowledge your retirement request and to retain you as a consultant in consideration of your obligations hereunder and in exchange for the execution of the Releases annexed hereto as Exhibit A and B (the "Release"), on the following terms and conditions.

      1. The Employment Agreement is hereby terminated and of no further force or effect.

      2. You hereby retire and thus resign from all offices which you may hold with the Company.

      3. You hereby retire and thus resign as a director of the Company.

      4. You hereby retire and thus resign as an officer and director of each subsidiary of the Company.

      5. The Company hereby retains you as a Special Consultant to its President and Board of Directors and you agree to provide consulting services to the Company during the period commencing on the date hereof and terminating on January 30, 2005 (the "Consulting Period"). In performing such services, you will report to the President and Chief Executive Officer and/or Chairman of the Board of the Company. Such services shall be consistent with the services which you have previously provided to the Company and shall include providing the President and Chief Executive Officer and/or Chairman with analysis and advice with respect to those matters for which you previously had responsibility. During the Consulting Period you shall provide such services at times and locations mutually acceptable to you and the Company.

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During the Consulting Period, the Company shall compensate you as follows:

      (a) you shall receive a semi-monthly payment commencing on July 1, 2002 and terminating on June 15, 2003 in the amount of $5,700.00 for a total of $148.200. Thereafter you shall receive a monthly payment commencing in July 2003 and terminating in January 2005 in the amount if $1.00. Each of these payments will be made to you in your capacity as an independent consultant (and not an employee) to the Company and will not reflect any tax or FICA withholding;

      (b) the Company shall provide you with group health benefits through June 30, 2003 covering you and your family, on such terms as they are generally made available to executive officers of the Company during such period;

      (c) the Company shall reimburse you for all pre-approved expenses reasonably incurred by you in connection with your performance of consulting services hereunder.

      6. (a) The Company hereby acknowledges that it currently owes you the sum of $10,000. The Company hereby agrees to repay this amount to you in two equal installments with interest at the rate of 10% per annum on or before July 15, 2002, and December 31, 2002, respectively. Except as otherwise set forth herein, this amount represents all amounts, absolute or contingent, owed by the Company to you, your wife, Donna Feeley, or any other family member of yours with the exception of $3,091 owed to Donna Feeley (ATR) for administrative services for the month of May 2002.

            (b) The Company hereby acknowledges that there are no loans currently outstanding from the Company to you.

      7. The Company hereby acknowledges that you have been granted options to purchase shares of Company Common Stock under the Company's Stock Option Plans. The Company covenants and agrees that you shall have ninety (90) days from the end of the Consulting Period to exercise your options with respect to these shares. All such options shall, as a matter of law, be deemed non-qualified stock options and, upon exercise, shall be subject to applicable tax withholding obligations.

      8. The Company and you acknowledge that there is presently a bona fide dispute with respect to whether you entered into a contract on the Company's behalf with the University of Rhode Island ("URI") with respect to a certain Optomec Laser Engineered Net Shape machine known as an Optomec 750. URI contends that you entered into a contract with it on the Company's behalf and you have contended that no such contract exists. In the event that the Company does not receive documentation from URI on or before December 1, 2002, confirming that no contract exists and/or that the Company has no liability to URI, then, in such event, upon notice to you, the Company may terminate the Consulting Period and its related obligations to you hereunder with respect to compensation and further vesting of options; provided, however, that the Company's obligation to make consulting payments to you through June 15, 2003 shall remain in full force and effect.

            All payments actually received by you from the Company pursuant to this Agreement shall remain your property and the Company shall have no right to a return or refund of any such monies. Furthermore, all stock options vested in you and or exercisable by you as of July 1, 2003 shall remain vested in you and you shall have the right to exercise any such options within ninety (90) days of the date of the termination of the Consulting Period.

      9. (a) In consideration of the Company's execution of this Agreement, you hereby agree with the Company that during the period commencing on the date hereof and terminating on June 30, 2005, you will not (1) solicit proxies with respect to any voting securities of the Company in opposition to the slate of directors proposed by the board of directors of the Company; (ii) become a "participant" in any "election contest" relating to the election of directors of the Company (as such terms are used in Rule 14(a)11 of Regulation 14A under the Securities Act of 1934); or (iii) lend your support to or authorize your name to be used in connection with any "election contest" (whether or not the lending of your support or the use of your name would cause you to be a "participant"). In addition, during the period commencing on the date hereof and terminating on June 30, 2005, you will not disparage or denigrate in any manner the Company, any or its subsidiaries or affiliates, or any of its or their respective officers or directors.

      (b) In consideration of the Company's execution of this Agreement, you hereby agree that in connection with the sale by you or any of your affiliates of shares of Company Common Stock, now owned or hereafter acquired ("Shares"), except as otherwise agreed to in writing by the Company, (i) the maximum number of Shares which may be sold on the NASDAQ Small Cap Market or a subsequent market or exchange on which the shares are listed and/or traded (the "NSCM") on any day shall be equal to twenty percent (20%) of the average of the number of shares of Common Stock traded on the NSCM for the seven trading days preceding such sale.

      10. You hereby acknowledge and agree that your breach of any provision contained in paragraph 9 hereof would cause irreparable damage to the Company which would not be measurable; and that the Company's remedy at law for any such breach would be inadequate and the Company shall be entitled, in addition to any other remedy available to the Company, to temporary or permanent injunctive relief to enjoin any actual or threatened breach of such provision.

      11. In consideration of your execution of this Agreement, the Company hereby agrees with you that during the period commencing on the date hereof and terminating on June 30, 2005, the Company will not disparage or denigrate you in any manner.

      12. The Company hereby acknowledges and agrees that its breach of the provisions contained in paragraph 10 hereof would cause irreparable damage to you which would not be measurable; and that your remedy at law for any such breach would be inadequate and you shall be entitled, in addition to any other remedy available to you, to temporary or permanent injunctive relief to enjoin any actual or threatened breach of such provision.

      13. It is specifically acknowledged and agreed to by the Company and you that the restrictions contained in the last sentence of Paragraph 9(a) and in Paragraph 11 shall not restrict either party from testifying truthfully or providing information if compelled to do so by applicable law.

      14. Reference is made to Sections 12 and 14 of the Employment Agreement wherein you have undertaken certain agreements and covenants with the Company with respect to non-competition and confidential information. Infinite's business is described in its most recent 10Q report. You hereby agree that these provisions are fully incorporated herein by reference and shall survive the termination of the Employment Agreement and shall be in full force and effect. You further agree that the applicable period of your covenant not to compete shall run from the date hereof through June 30, 2004.

      15. Notwithstanding anything to the contrary contained in the Release, the Company shall indemnify you with respect to any third party claim arising out of, or related to, your service as an officer, director or employee of the Company or any of its subsidiaries to the same extent and on the same terms and conditions as shall apply from time to time to the Company's then current officers, directors or employees under the Company's generally applicable policies regarding indemnification.

      16. All cash payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

      17. If any disputes, claims or controversies should arise between the parties, the parties shall make a good faith attempt to resolve such issues on an informal basis between themselves. Should such efforts fail, however, any and all disputes, claims or controversies that may arise between the parties, their employees or agents, relating to this Agreement or relating to or arising out of the employment relationship or the termination of the employment relationship, or where either party attempts to hold the other party, its employees or agents liable, shall be submitted to arbitration. This includes, but is not limited to, claims under the Age Discrimination in employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Rhode Island laws against discrimination, the Conscientious Employee Protection Act, federal and state Family and Medical Leave laws, federal and state Equal Pay laws, defamation, as well as any other federal, state or local law, ordinance or regulation, or based on any public policy, contract, tort or common law or any claim for costs, fees or other expenses including attorneys fees. Specifically excluded from any agreement to or requirement to arbitrate are any claims by the Company that you have violated Sections 9 or 14 of this Agreement or any claims by you that the Company has violated Section 11 of this Agreement.

            The parties agree that such arbitration shall be their sole and exclusive remedy. The parties understand that other options such as federal and state and judicial remedies exist

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and that regardless of the nature of the dispute or claim, the parties agree to resolve such dispute or claim only by arbitration and are waiving their rights to obtain any legal or equitable relief from a court or agency.

            The arbitration shall be pursuant to the Federal Arbitration Act and shall be arbitrated by a single arbitrator mutually selected by the parties and shall be conducted in accordance with the rules for employment disputes of the American Arbitration Association. The arbitrator shall have the authority to award any type of legal or equitable relief that would be available in a court of competent jurisdiction to the extent such relief is available under law. The fees pertaining to the arbitration, including the AAA's administrative fees and the arbitrator's fee shall be split between the parties, subject to reallocation by the arbitrator in the award.

            The parties agree that any arbitration claim will be timely only if brought within the time which an administrative charge or complaint would have to be filed if the claim is one which could be filed with an agency. If the arbitration claim is one which raises an issue that might have been brought in court, then the arbitration claim must be filed within the time set by the appropriate statute of limitations.

      18. In consideration of the Company's execution of this Agreement, you hereby agree and acknowledge that the name "Laser Fare", and any derivative or variation thereof, is the exclusive property of the Company and shall not be used by you or any entity with which you are affiliated in any manner or respect.

      19. In consideration of the Company's execution of this Agreement, you hereby acknowledge and represent to the Company that Schedule A annexed hereto contains a list of all contracts which you have entered into on behalf of the Company, or any of its affiliates or subsidiaries, which either require future performance by the Company or pursuant to which the Company has any liability.

      20. Miscellaneous. This Agreement may be amended only by a written instrument signed by you and the Company. Except for separate agreements between you and the Company specifically mentioned herein, this Agreement shall constitute the entire agreement between the Company and you with respect to its subject matter. The Separation Agreement and Release shall be governed by the laws of the State of Rhode Island, other than the provisions thereof relating to conflict of laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any of the terms and conditions of this Agreement are or become invalid or unenforceable, the remaining provisions shall remain in force. Any notices to be given and any payments to be made hereunder shall be delivered in hand or sent by registered mail, return receipt requested, to the respective party at (i) the Company's headquarters, if notice shall be to the Company, or
(ii) your address of permanent residence as listed on the Company's records from time to time or to such other address as either such party shall direct in accordance with the requirements of this Section 20.

      This Agreement shall become effective on the seventh calendar day following the date on which you sign the Release provided that, in the event you exercise your revocation right under the release, this Agreement shall become null and void, ab initio.

      Please acknowledge your understanding, acceptance and agreement with the foregoing by signing this letter at the designated location below.

                                       Sincerely,

                                       Infinite Group, Inc

                                       By: /s/ Clifford G. Brockmyre
                                           ------------------------------
                                           Clifford G. Brockmyre
                                           President and Chief Executive Officer

Agreed to and Accepted:

/s/ J. Terence Feeley
-----------------------
J. Terence Feeley

Solely with respect to
Section 6 hereof:

/s/ Donna Feeley
-----------------------
Donna Feeley

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                                    EXHIBIT A

                     RELEASE OF CLAIMS BY J. TERENCE FEELEY

      (i) In consideration of the payments and other consideration set forth in the annexed letter agreement (the "Agreement"), the receipt and sufficiency of which you hereby acknowledge, on behalf of yourself, your family, your heirs, executors, administrators, successors and assigns, you irrevocably and unconditionally release, acquit and forever discharge the Company, and its past and present employees, directors, officers, agents, stockholders, parents, subsidiaries, affiliates, successors, predecessors and assigns (collectively referred to as "Releasees"), from any and all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, except as provided in the Agreement, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, joint or individual, that you now have or may have against the Releasees to the date of this Release of Claims ("Release"). Such released claims include, without limitation, any and all claims related to all aspects of your employment with The Company or your separation from that employment including, but not limited to, claims for breach of contract, employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, or under any other federal, state, local or municipal laws, rules or regulations, including, without limitation, the laws of the State of Rhode Island, as well as any and all claims arising out of, based upon or relating to your employment or termination of your employment with the Company, except as provided in paragraph (vi) of this Release, and all claims for punitive or compensatory damages.

      (ii) You acknowledge and agree that in consideration for the payments provided to you by the Company in the Agreement, this Release constitutes a knowing and voluntary waiver of all rights or claims you may have against The Company including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967. You further acknowledge and agree that you have signed this Release freely and voluntarily and without duress or coercion, and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged.

      (iii) You acknowledge and agree that the payments set forth in the Agreement as consideration for this Release is in addition to anything of value to which you are otherwise entitled by law or the Releasees' policies.

      (iv) You acknowledge and agree that you have carefully read and understand the terms of this Release, all of which have been fully explained to you.

      (v) You acknowledge that the Company has advised you to consult with legal counsel or a representative of your choice before signing this Release and that you had a fair opportunity to do so.

      (vi) You understand that, by signing this Release, you do not waive or release any rights or claims that (a) you have under the Agreement, or (b) may arise after the date you execute this Release.

      (viii) You acknowledge that you may revoke this Release in writing at any time during the seven (7) calendar days following the date on which you sign this Release, and the Separation Payment set forth in Section 1 of the Separation Agreement and the terms of this Release, and the Agreement, shall not be effective or enforceable until such seven-day revocation period has expired without your exercising your revocation right.


Dated:   June 28, 2002             Signed:  ____________________________________
                                            J. Terence Feeley

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                                    EXHIBIT B

                    RELEASE OF CLAIMS BY INFINITE GROUP, INC.

      (i) In consideration of the obligations of the Releasees and other considerations set forth in the annexed letter agreement (the "Agreement"), the receipt and sufficiency of which Infinite Group, Inc. hereby acknowledges, on behalf of itself, its administrators, successors and assigns, Infinite Group, Inc. irrevocably and unconditionally releases, acquits and forever discharges J. Terence Feeley ("Feeley"), his heirs, families, executors, administrators, successors and assigns (collectively referred to as "Releasees"), from any and all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, actual or potential, joint or individual, that Infinite Group, Inc. now has or may have against the Releasee to the date of this Release of Claims ("Release"). Such released claims include, without limitation, any and all claims related to all aspects of J. Terence Feeley's employment with Infinite Group, Inc. as well as any and all claims arising out of, based upon, or relating to J. Terence Feeley's employment with Infinite Group, Inc.

      Specifically excluded from this release are any claims that Infinite Group, Inc. may have against the Releasees arising out of or related to any contract or commercial transaction entered into by Feeley which is not listed on Schedule A to the Agreement.

      (ii) Infinite Group, Inc. acknowledges and agrees that it has signed this Release freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences, and of the rights relinquished, surrendered, released, and discharged.

      (iii) Infinite Group, Inc. acknowledges and agrees that it has carefully read and understands the terms of this Release, all of which have been carefully explained to it.

      (iv) Infinite Group, Inc. acknowledges that J. Terence Feeley has advised the Company to consult with legal counsel or a representative of its choice before signing this Release and that it has had a fair opportunity to do so.

      (v) Infinite Group, Inc. understands that, by signing this Release, its does not waive or Release any rights or claims that (a) it may have under the Agreement, or (b) may arise after the date Infinite Group, Inc. executes this Release.

      (vi) The undersigned represents that he or she has the authority from any and all appropriate bodies and/or parties or law to enter into this Release and will indemnify or hold harmless all other parties against or from any and all costs, claims, or liability arising either directly or indirectly from any lack of such authority.

Dated:   June 28, 2002              INFINITE GROUP, INC.

                                    By:_________________________________________
                                         (Name)

                                    ___________________________________
                                      (Title)